Exhibit 10.10

SEPARATION AGREEMENT AND GENERAL RELEASE OF CLAIMS

This Separation Agreement and General Release of Claims (the “Agreement”) is made and entered into by Steven J. Roycroft for himself and his spouse, if applicable, and their attorneys, heirs, dependents, beneficiaries, executors, administrators, successors, and assigns (“Employee”) and inVentiv Health, Inc. (“inVentiv”), any parent, subsidiary, affiliate, successor, predecessor or otherwise related companies, and the past, present, and future employees, agents, officers, attorneys, directors, shareholders, members, managers, and employee benefit programs of any of them, and their agents and insurers (the “Company”). This Agreement supersedes all prior employment agreements or arrangements of any kind Employee may have entered into with the Company, except for the (i) Confidentiality Agreement, executed by Employee on February 27, 2012, and accepted by inVentiv on March 26, 2012 (the “Confidentiality Agreement”), a copy of which is attached hereto and incorporated herein as Exhibit A, which shall survive Employee’s termination from employment, (ii) Restricted Stock Unit Agreements governing Employee’s grants under the inVentiv Group Holdings, Inc. 2010 Equity Incentive Plan (“RSU Agreements”), as described below, copies of which are attached hereto and incorporated herein as Exhibit B and (iii) Stockholders Agreement by and among inVentiv Group Holdings, Inc., inVentiv Midco Holdings, Inc., inVentiv Holdings, Inc., inVentiv Acquisition, Inc. and the Investors, Other Investors and Managers Named Herein, dated and executed by Employee on August 4, 2010, a copy of which is attached hereto and incorporated herein as Exhibit C (“Stockholders Agreement”). This Agreement shall become effective as of the Effective Date as defined in Section TEN below. In full and fair consideration of the agreements and conditions set forth below, the parties agree as follows:

ONE:        Termination from Employment.

Employee acknowledges that his employment as Executive Vice President of inVentiv will terminate by mutual agreement at Employee’s request effective November 15, 2013 (“Termination Date”), after which date he warrants that he will not represent himself as employed by the Company. Before the Termination Date, Employee agrees to (i) take all appropriate action to resign from any position in which Employee is an officer of inVentiv or an affiliate and (ii) execute any paperwork or comply with any procedures reasonably necessary to effectuate this termination. On or before the Termination Date, the Company shall pay to Employee any accrued salary and any accrued and unused vacation time, less applicable withholding.

TWO:        Separation Payments.

Employee complies with all of Employee’s continuing obligations [XXXXX] RSU Agreements in effect through the [XXXXX] thereafter, and timely signs and does not revoke this Agreement, [XXXXX] of Employee’s obligations under this Agreement, the Company shall pay the Employee the following:

(i)	at the time inVentiv pays its employees bonuses in accordance with its general payroll policies, the Bonus (as defined below), if any; plus

(ii)	severance pay equal to twelve (12) months of the Employee’s base salary as of the Termination Date payable in accordance with inVentiv’s regular pay schedule; plus

(iii)	twelve (12) months of continued health and welfare benefit plan coverage following the Termination Date at active employee levels, if and to the extent the Employee was participating in any such plans on the Termination Date and timely elects continuation coverage, provided that the Employee remits monthly premiums for the full cost of any health benefits; plus

(iv)	a cash payment each month during the twelve (12) month period following the Termination Date equal to the full monthly premium for the medical and health benefits described in Section TWO (a)(iii) above minus the active employee cost of such coverage, such full monthly premium to be grossed-up by the Company for any applicable income taxes; provided that in lieu of such payments the Company may impute taxable income to the Employee in an amount such that the net amount of taxable income realized in any year, after all applicable withholding, is equal to the amount of such payments that would otherwise be required for such year; plus

(v)	with respect to non-vested equity and non-equity awards, the applicable plans and award agreements will govern vesting, exercise periods and payments due under such applicable plans and award agreements, in accordance with the provisions of such plans and award agreements applicable to a termination without cause.

(b) For purposes of this Agreement, “Bonus” shall mean an amount equal to the Employee’s annual bonus for the 2013 calendar year. The actual amount of any annual bonus shall be determined by and in accordance with the terms of inVentiv’s then-current bonus program and the Employee shall have no absolute right to an annual bonus in any year.

THREE:        Acknowledgments.

Employee acknowledges that the Company has paid all sums owed to him, including, but not limited to, all salary, business expenses, allowances, vacation pay and other benefits and perks as a result of his employment with inVentiv and/or the termination of that employment, except any remaining salary and benefits from the date Employee executes this Agreement through the Termination Date and any accrued, unused vacation time, which will be paid on or before the Termination Date. Except as otherwise provided herein, Employee further acknowledges that in the absence of this Agreement, Employee would not be entitled to, among other things, the payments specified in paragraphs (a)(i), (ii) or (iv) of Section TWO above. Employee further acknowledges that he has no rights under any severance, bonus, equity or incentive plan (except as otherwise provided in Section TWO (a)(v)), program or arrangement, and he hereby waives any rights thereto. Employee acknowledges that his eligibility for healthcare benefits terminates as of the last day of the month in which his employment terminates, except as to any continuation of healthcare benefits for which he may be eligible under law and which he timely elects.

Employee further acknowledges that during the term of his employment with the Company, Employee did not request, did not require, and/or was afforded a full opportunity for Family and Medical Leave Act-related rights.

FOUR:        Complete Release.

Employee agrees to release and discharge the Company from all claims, actions, suits, losses, obligations, demands, liabilities, costs, expenses and causes of action, known or unknown, of any nature whatsoever, from the beginning of time until the date Employee executes this Agreement, whether at law or in equity, (individually, a “Claim” and collectively, the “Claims”) which Employee has or may have against the Company related to Employee’s employment with the Company or the termination of that employment.

Employee also releases any and all Claims he may have under any federal, state or local ordinances, statutes or common law, including, but not limited to, any Claim for defamation, promissory estoppel, breach of contract, interference with economic advantage, wrongful termination, retaliatory discharge, harassment, discrimination or intentional infliction of emotional distress or under the Age Discrimination In Employment Act (“ADEA”), the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act, the Rehabilitation Act of 1973, the Americans with Disabilities Act of 1990 (“ADA”), the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), the Health Insurance Portability and Accountability Act, the Sarbanes-Oxley Act, claims for violation of the Massachusetts Minimum Fair Wages Act (Mass. Gen. Laws ch. 151), the Massachusetts Payment of Wages Act (Mass. Gen. Laws ch. 149), the federal Fair Labor Standards Act (29 U.S.C. § 201 et seq.), any claims regarding entitlement to or timely payment of any wages, unpaid wages, unpaid accrued vacation or paid time off, expenses, overtime, commissions, bonuses, piece rate, penalties, and/or other compensation, any other applicable state wage and hour laws, or any other federal, state or local laws or regulations prohibiting employment discrimination or regulating employment or termination of employment. This also includes a release by Employee of any Claims for wrongful discharge, constructive discharge, whistleblowing, breach of contract, and any common law Claims relating to or arising from his employment or the termination thereof.

This Agreement specifically includes any and all Claims for damages or penalties relating to or in any way connected with the matters referred to herein, whether or not now known or suspected to exist, and whether or not specifically or particularly described or referred to herein. Employee expressly waives any right or claim of right to assert hereafter that any Claim has, through ignorance, oversight or error, been omitted from the terms of this Agreement. Employee represents that he has not heretofore assigned or transferred, or purported to assign or transfer, to any person or entity, any Claim, known or unknown to exist, or any portion thereof or interest therein, which he has or may have had against the Company.

FIVE:        No Claims or Lawsuits.

Employee represents that he has not filed any complaints, charges, lawsuits or requests for investigation against the Company with any local, state or federal agency or court, that he will not do so at any time hereafter with respect to the matters referred to in Section FOUR above, and that if any such agency or court assumes jurisdiction of any complaint or charge against the Company, on behalf of Employee, he will request such agency or court to dismiss the matter. In addition, Employee promises never to make a Claim or file any complaint, charge, lawsuit or request for investigation asserting any Claims that are released in Section FOUR above against the Company.

Nevertheless, this Agreement does not prevent Employee from (i) filing a charge of discrimination with the Equal Employment Opportunity Commission; (ii) cooperating with the Equal Employment Opportunity Commission in an investigation of alleged discrimination; or (iii) testifying in any cause of action when required to do so by law. However, except where prohibited by law, Employee waives his right to recover any damages, attorneys’ fees, or other relief in any Claim or suit brought by or through the Equal Employment Opportunity Commission or any other state or local agency on Employee’s behalf under the ADEA, as amended, Title VII of the Civil Rights Act of 1964, as amended, or the ADA, as amended, and under any Claim on his behalf under any other federal, state or local law.

SIX:        Continuing Obligations.

Employee acknowledges and agrees that he continues to be bound by all terms of the Confidentiality Agreement, Stockholders Agreement and all other agreements restricting his activities following termination of employment, and that all payments to him pursuant to Section TWO are conditioned upon his compliance with such agreements. For the avoidance of doubt, Employee acknowledges and agrees that he continues to be bound by all restrictions contained in Section 9 of the RSU Agreement dated April 9, 2012, including, without limitation, the covenants not to compete with the “Company’s Business,” as defined in the RSU Agreements or solicit inVentiv’s or any subsidiaries of inVentiv employees or customers, notwithstanding his forfeiture of some or all of the Restricted Stock Units granted pursuant to the RSU Agreements.

SEVEN:        Non-Admission of Liability.

This Agreement shall not in any way be construed as an admission by the Company of any acts of wrongdoing whatsoever against Employee or any other person. The Company specifically disclaims any liability to or wrongdoing against Employee or any other person.

EIGHT:        Consequences of Employee’s Violation of Agreement.

(a) Except as otherwise provided herein, if Employee breaches Section FIVE of this Agreement by filing or refusing to dismiss a complaint charge, grievance, arbitration, or lawsuit based on claims that Employee has released, Employee will pay for all costs, fees and expenses incurred by any person he complains against or sues in violation of this Agreement in defending against Employee’s claims, including, without limitation, reasonable attorneys’ fees. If Employee breaches Sections FOURTEEN, SEVENTEEN or TWENTY of this Agreement, or any of the agreements referenced in Section SIX, then Employee will pay for all costs, fees and expenses incurred by the Company in bringing an action to enforce this Agreement, including, without limitation, reasonable attorneys’ fees. Furthermore, in the event that Employee breaches this Agreement, or any of the agreements referenced in Section SIX, Employee acknowledges and agrees that the Company will be damaged irreparably and the Company shall be entitled to an injunction or injunctions to prevent such breach and to enforce specifically this Agreement and the terms, conditions and provisions hereof, in addition to any other remedy to which it may be entitled, at law or in equity.

(b) If Employee breaches or threatens to breach the Confidentiality Agreement and/or RSU Agreements, Employee agrees and acknowledges that inVentiv shall have available to it the forms of relief set forth in the Confidentiality Agreement and/or RSU Agreements and be entitled to an injunction to be issued by any court of competent jurisdiction enjoining and restraining Employee from committing any present violation or future violation of the Confidentiality Agreement and shall be entitled to recover court costs and reasonable attorneys’ fees. Employee acknowledges that inVentiv shall not be required to post any bond to obtain such injunction.

NINE:        Period for Review and Consideration of Agreement.

Employee understands that he has been given a period of twenty-one (21) calendar days to review and consider this Agreement before signing it. Employee further understands that he may take as much of this twenty-one (21) day period of time to consider this Agreement as he wishes before signing this Agreement and that his signature within this time is entirely voluntary. Employee agrees that any modifications, material or otherwise, made to this Agreement do not restart or affect in any manner the original twenty-one (21) day consideration period.

TEN:        Revocation Period.

For seven (7) calendar days after Employee signs this Agreement, Employee may revoke this Agreement if he wishes to do so. Any revocation must be in writing and directed to Andrew Suchoff, Chief Human Resources Officer, inVentiv Health, Inc., One Van de Graaff Drive, Burlington, MA 01803. This Agreement, therefore, will not become effective or binding on the parties until eight (8) calendar days after it is signed (the “Effective Date”). Employee further understands and agrees that notwithstanding anything contained herein to the contrary, if Employee fails to sign this Agreement on or before the expiration of twenty-one (21) days of the day Employee received it, or if Employee revokes this Agreement before the expiration of seven (7) days after executing it, this Agreement shall not become effective or enforceable and Employee will not be entitled to receive any payments or benefits under this Agreement not otherwise payable absent this Agreement.

ELEVEN:        Binding Agreement.

This Agreement shall be binding upon and inure to the benefit of the Company’s and Employee’s heirs, administrators, representatives, executors, parents, successors, affiliates, and assigns.

TWELVE:        Consultation with Attorney.

The Company hereby advises Employee to consult an attorney regarding this Agreement. Employee represents and agrees that he has been advised by the Company to consult an attorney regarding this Agreement, that he has had an adequate opportunity to do so if he so desires, that he has carefully read and fully understands all of the provisions of this Agreement, that he has been given a reasonable time within which to consider this Agreement, and that he is voluntarily entering into this Agreement.

THIRTEEN:        Code Section 409A.

This Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code (the “Code”) with respect to all payments that are considered deferred compensation under Code Section 409A (the “Deferred Payments”), and shall be so construed. Without limiting the generality of the foregoing, each payment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Code Section 409A. Notwithstanding the foregoing, in no event shall the Company have any liability to the Employee by reason of any additional tax or penalty imposed by reason of Code Section 409A.

FOURTEEN:        Confidentiality of Agreement.

Employee represents and agrees that he will keep the terms (including payment amounts) of this Agreement confidential, and that he will not disclose any information concerning this Agreement to anyone, including, but not limited to, any past or present employee of the Company, except as may be required by law, to his immediate family and as necessary to his attorneys and tax advisors.

FIFTEEN:        Entire Agreement.

This Agreement, the Confidentiality Agreement, the RSU Agreements, and the Stockholders Agreement, set forth the entire agreement between the parties, and fully supersedes any and all prior oral or written agreements or understandings between the parties pertaining to the subject matter of this Agreement. This Agreement can be modified, amended or revoked only by express written consent signed by both Employee and the Company. Employee acknowledges that in executing this Agreement, he has not relied on any other representation, statement, agreement or promise by the Company regarding this Agreement other than those expressly contained herein.

SIXTEEN:        Severability.

Should any provision of this Agreement be declared or be determined by any court to be illegal or invalid, the validity of the remaining parts, terms, or provisions shall not be affected, and said illegal or invalid part, term, or provision shall be deemed not to be part of this Agreement.

SEVENTEEN:        Return of Company Property.

As a material condition of this Agreement and consistent with the Confidentiality Agreement, Employee further represents and warrants that he has transferred, or will transfer before execution of this Agreement, to the Company all property and information of the Company or the Company’s clients which came into his possession or were developed by him in the course of his employment with the Company, including, but not limited to, project files, keys, reports, customer lists, credit cards, computers, facsimile machines, furniture, office supplies, pagers, printers or cars. Employee further represents and warrants that he has retained no copies of any such materials or other items; and, further, if he should discover that any such materials or other items, or copies thereof, are in his possession or control, he will promptly return them to the Company without disclosure to others. If Employee fails to return the items detailed in this paragraph before execution of this Agreement, or if the items returned are discovered to be damaged, incomplete, or otherwise not in the same condition as when provided to Employee, this Agreement is void and the Company shall have no obligation to pay Employee the monies detailed in paragraphs (a)(i), (ii) and (iv) of Section TWO. Also, all Company-sponsored credit cards must have a zero (0) balance prior to the payment of the separation pay provided herein.

EIGHTEEN:        Company Assistance.

Employee agrees to make himself available to and cooperate with the Company in any internal investigation or administrative, regulatory, or judicial proceeding. Employee understands and agrees that his cooperation would include, but not be limited to, making himself available to the Company upon reasonable notice for interviews and factual investigations; appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process; volunteering to the Company pertinent information and turning over all relevant documents which are or may come into his possession. Employee understands that in the event the Company asks for his cooperation in accordance with this provision, the Company will reimburse him solely for reasonable expenses upon his submission of appropriate documentation.

NINETEEN:        Governing Law.

Except as otherwise provided in the Confidentiality Agreement, RSU Agreements and/or Stockholders Agreement, this Agreement is made and entered into in the Commonwealth of Massachusetts and shall in all respects be interpreted, enforced and governed under the laws of the Commonwealth of Massachusetts without regard to Massachusetts law regarding choice of law. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against either of the parties.

TWENTY:        Non-Disparagement.

Employee agrees that he has not and will not disclose publicly any negative, adverse or derogatory comments that could constitute disparagement or that may be considered derogatory or detrimental to the good name or business reputation of the Company. Nothing in this Section TWENTY shall limit the ability of Employee or the Company to provide truthful testimony under oath pursuant to a subpoena or as otherwise required by law.

TWENTY-ONE:        Counterparts.

This Agreement may be executed in one (1) or more counterparts, each of which shall be deemed an original and all of which together shall constitute one (1) instrument.

PLEASE READ THIS AGREEMENT CAREFULLY. IT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. EMPLOYEE ACKNOWLEDGES THAT HE HAS READ THIS AGREEMENT, UNDERSTANDS IT, AND IS VOLUNTARILY ENTERING INTO IT.

inVentiv Health, Inc.

Steven J. Roycroft		By:	Andrew Suchoff
Chief Human Resources Officer

Date:	10/23/13	Date:	10/31/13